# EXHIBIT 99.1

| NEWS RELEASE | |
|---|---|
| *FOR IMMEDIATE RELEASE* | **Contact:**<br>**Income Opportunity Realty Investors, Inc.**<br>**Investor Relations**<br>**Gene Bertcher (800) 400-6407**<br>**investor.relations@incomeopp-realty.com** |

## Income Opportunity Realty Investors, Inc. Reports Third Quarter 2015 Results

DALLAS (November 13, 2015) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, reported results of operations for the third quarter ended September 30, 2015. IOT announced today that the Company reported net income applicable to common shares of $680,000 or $0.16 per diluted earnings per share for the three months ended September 30, 2015, as compared to net income applicable to common shares of $623,000 or $0.16 per diluted earnings per share for the same period ended 2014.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of September 30, 2015, our land consisted of approximately 185 acres of contiguous land located in Farmers Branch, Texas. There was no income generated from this segment for the three months ended September 30, 2015, nor for the prior period ended 2014. The land is part of a 1,200 acre assembly of properties at the demographic center of the Dallas – Fort Worth Metroplex. Surrounded by three major highways and adjacent to current and future public transportation systems, the land is in a prime location for future growth and development.

The principal source of revenue for the Company is interest income on over $25.3 million of note receivables due from related parties. Interest income was $1.1 million for the three months ended September 30, 2015. This represents a decrease of $0.1 million as compared to interest income of $1.2 million for the three months ended September 30, 2014. This decrease was due to a reduction in the notes and interest receivable amount owed from related parties.

General and administrative expenses were $62,000 for the three months ended September 30, 2015. This represents a decrease of $81,000, as compared to the prior period general and administrative expenses of $143,000. This decrease was primarily due to a decrease in legal fees and professional fees.

Mortgage and loan interest was $112,000 for the three months ended September 30, 2015. This represents a decrease of $64,000 as compared to the prior period mortgage and loan interest expense of $176,000. This reduction is due to reductions in the outstanding debt obligations from the 2014 balances.

***About Income Opportunity Realty Investors, Inc.***

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

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INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-	$-

Expenses:
Property operating expenses (including $11 and $13 for the three months and $25 and $37 for the nine months ended 2015 and 2014, respectively, from related parties)	56	13	71	42
General and administrative (including $45 and $61 for the three months and $171 and $198 for the nine months ended 2015 and 2014, respectively, from related parties)	62	143	359	422
Net income fee to related party	51	51	142	152
Advisory fee to related party	176	173	526	516
Total operating expenses	345	380	1,098	1,132
Net operating loss	(345)	(380)	(1,098)	(1,132)

Other income (expenses):
Interest income from related parties	1,137	1,179	3,376	3,547
Mortgage and loan interest	(112)	(176)	(441)	(538)
Total other income	1,025	1,003	2,935	3,009
Income tax expense	-	-	-	-
Net income	$680	$623	$1,837	$1,877

Earnings per share - basic
Net income from continuing operations	$0.16	$0.15	$0.44	$0.45
Net income applicable to common shares	$0.16	$0.15	$0.44	$0.45

Earnings per share - diluted
Net income from continuing operations	$0.16	$0.15	$0.44	$0.45
Net income applicable to common shares	$0.16	$0.15	$0.44	$0.45

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	September	December 31,
	2015	2014
	(dollars in thousands, except par value amount)
Assets
Real estate land holdings, at cost	$22,717	$25,717
Total real estate	22,717	25,717

Notes and interest receivable from related parties	26,143	27,461
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	24,317	25,635

Cash and cash equivalents	2	7
Receivable and accrued interest from related parties	46,135	40,460
Other assets	1,067	1,257
Total assets	$94,238	$93,076

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable - related parties	$9,581	$10,240
Accounts payable and other liabilities	21	37
Total liabilities	9,602	10,277
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000; issued 4,173,675 and outstanding 4,168,214 shares in 2015 and 2014	42	42
Treasury stock at cost, 5,461 shares in 2015 and 2014	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	22,678	20,841
Total shareholders' equity	84,636	82,799
Total liabilities and shareholders' equity	$94,238	$93,076